Exhibit 99.4

Consent of BofA Securities, Inc.

July 9, 2026

Board of Directors
NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 15, 2026, to the Board of Directors of NextEra Energy, Inc. (“NextEra Energy”) as Annex D to, and to the reference thereto under the headings “Summary — Opinions of NextEra Energy’s Financial Advisors — Opinion of BofA Securities, Inc.” and “The Mergers — Opinions of NextEra Energy’s Financial Advisors — Opinion of BofA Securities, Inc.” in, the joint proxy statement/prospectus relating to the proposed mergers involving NextEra Energy and Dominion Energy, Inc., which joint proxy statement/prospectus forms a part of NextEra Energy’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BOFA SECURITIES, INC.